Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	September 1, 2003 through September 30, 2003
Payment Date	10/27/03

Aggregate Amount Collected for the Collection Period

Interest	$2,735,007.59
Principal Collections	$37,947,827.71
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(I )	Enhancer Premium	$126,666.67
(ii)	Noteholder’s Interest	$1,127,552.74	1.186897618
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v )	Excess Spread (during AP)	$1,480,788.18
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	Noteholder’s Principal Distribution	$17,653,984.71
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x )	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,480,788.18

Balances

	Factors per Original
Beginning Note Balance	$851,340,153.64	0.89615
Ending Note Balance	$833,686,168.93	0.87756
Change	$17,653,984.71	0.01858
Beginning Excluded Amount	$—
Ending Excluded Amount	$—
Change	$—
Beginning Pool Balance	$866,148,870.44	0.91174
Ending Pool Balance	$848,494,885.73	0.89315
Change	$17,653,984.71	0.01858
Beginning Principal Balance	$866,148,870.44	0.99548
Ending Principal Balance	$848,494,885.73	0.97519
Change	$17,653,984.71	0.02029
Additional Draws	$20,305,258.67
Beginning Additional Balance	$—
Additional Balance Increase (Draws less Payments less Funding)	$—
Ending Additional Balance Increase Amount	$—

Delinquencies

	#		$
Two statement cycle dates:		8		$307,866.19
Three statement cycle dates:		2		$264,107.92
Four statement cycle dates:		—		$—
Five statement cycle dates:		1		$19,593.91
Six statement cycle dates:		2		$178,764.06
Seven + statement cycle dates:		3		$157,663.68
Foreclosures		2		$109,821.59
REO		—		$—
Liquidation Loss Amount		2		$11,615.18

Other Information

Gross WAC for Collection Period		3.986%
Net WAC Rate for Collection Period		3.333%
Mortgage Loans Repurchased ( # / $ )	0	$—
Beginning Pre-funding Account Balance		$—
Beginning Funding Account Balance		$—
Beginning Captialized Interest Account Balance		$—
Ending Pre-funding Account Balance		$—
Ending Capitalized Interest Account Balance		$—
Ending Funding Account Balance		$—
Overcollateralization Amount (Beginning)		$14,808,716.80
Overcollateralization Target		$14,586,427.74
Overcollateralization Amount (Ending)		$14,808,716.80
Certificate Balance		$—
Gross CPR (1 mo. Annualized)		41.586%
Net CPR (1 mo. Annualized)		21.895%
Draw Rate (1 mo. Annualized)		24.761%
WAM		217.94
AGE		14.83

Wachovia Bank, National Association
as Servicer